Exhibit 99.1

Callon Petroleum Company Completes Full Redemption of

All Outstanding 13% Senior Notes Due 2016

Natchez, MS (April 11, 2014) -- Callon Petroleum Company (“Callon” or the “Company”) (NYSE: CPE) today announced it has completed the redemption of the remaining aggregate amount of $48,480,500 of its outstanding 13% Senior Notes due 2016 (the “Notes”). The redemption was made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption.

The Notes were redeemed at a redemption price of 103.25% of their principal amount, plus accrued and unpaid interest to, but not including, today’s date. The total redemption price was approximately $50.3 million, including approximately $0.2 million in accrued interest. As of the redemption date, interest on the Notes will cease to accrue thereon and all rights of the holders of the Notes shall cease to exist, except for the right to receive the redemption price plus accrued and unpaid interest.

“Following the redemption of the Notes, we anticipate significantly lower interest expense rates on indebtedness in the future,” commented Fred Callon, Callon’s Chairman and Chief Executive Officer. “Combined with the new credit facilities completed in March, we continue to improve our capital structure and position the company for long-term shareholder value creation.”

This announcement is for informational purposes only, and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding future interest expense rates and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

For further information contact:

Eric Williams

1-800-451-1294